CAPITAL MANAGEMENT MAINTENANCE AGREEMENT
BETWEEN
PARTNERRE LTD.
(Pembroke, Bermuda)
AND

Partner Reinsurance Asia Pte. Ltd.
(Singapore)

This Capital Management Maintenance Agreement (“Agreement”), effective 1 January 2015, is entered into by and between PARTNERRE LTD. (“PartnerRe”), a holding company domiciled in Pembroke, Bermuda, with its principal place of business located at Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08 Bermuda, and its subsidiary PARTNER REINSURANCE ASIA PTE. LTD., (“PartnerRe Asia”) a reinsurance company domiciled in Singapore, with principal offices located at 9 Raffles Place, #19-20 Republic Plaza II, Singapore, 048619.

WITNESSETH:
WHEREAS, PartnerRe is the owner of 100% of the outstanding common stock of PartnerRe Asia;
WHEREAS, PartnerRe Asia has issued and intends to issue reinsurance contracts (“Contracts”) to third parties;
WHEREAS, PartnerRe Asia depends, in part, on favorable consideration from reinsurance buyers, who place great emphasis on the financial strength of reinsurers;
WHEREAS, PartnerRe wishes to provide certain assurances with respect to the maintenance of the net worth of PartnerRe Asia;
WHEREAS, PartnerRe and PartnerRe Asia desire to take certain actions to enhance and maintain the financial condition of PartnerRe Asia as hereinafter set forth in order to enable PartnerRe Asia to issue such Contracts; and
WHEREAS, PartnerRe and PartnerRe Asia entered into a Capital Maintenance Agreement effective 1 October 2013 which will terminate and be replaced with this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to terminate the Capital Maintenance Agreement effective from 1 October 2013 and replace it with this Agreement on the following terms:

1.OBLIGATION TO PROVIDE CAPITAL. PartnerRe agrees that it shall financially support PartnerRe Asia and shall from time to time make such capital contributions in cash or other acceptable form as may be necessary to maintain the Capital (as defined below) of PartnerRe Asia such that the Capital Adequacy Ratio (calculated under the prevailing solvency regime in Singapore) shall not fall below 150%. The “Capital” of PartnerRe Asia at any time shall mean shareholders equity, determined in accordance with accounting principles in Singapore during the period in which this Agreement is in effect. PartnerRe further agrees that following any material change in the method of calculating Capital, its obligation shall be to maintain the required level of capital under the revised method of calculation.

2.CAPITAL ADEQUACY RATIO. PartnerRe Asia shall, from time to time, calculate its Financial Resource in relation to its Total Risk Requirement in accordance with the prevailing MAS Insurance Act and Regulations (the “Capital Adequacy Ratio”). In the event that the Capital Adequacy Ratio is less than 150%, PartnerRe shall cause PartnerRe Asia to have sufficient funds to make whole any shortfall. PartnerRe or such designated subsidiary will make such Contribution within ninety (90) days after the determination that the Capital Adequacy Ratio is less than 150% and proper notice has been provided to PartnerRe.

3.AGGREGATE LIMIT. The sum of all Contributions made by PartnerRe under this Agreement shall in aggregate not exceed a total of USD$100 million during the entire period in which this Agreement is in effect.

4.WAIVERS. PartnerRe hereby waives any failure or delay on the part of PartnerRe Asia, in asserting or enforcing any of its rights or in making any claims or demands hereunder.

5.TERMINATION; AMENDMENT. Notwithstanding any provision to the contrary pursuant to this Agreement, this Agreement shall continue in full force and effect until the earlier of: (i) mutual agreement is reached between the parties to terminate the Agreement; (ii) PartnerRe contributes to PartnerRe Asia the full Aggregate Limit as provided in Article 3 herein; or (iii) PartnerRe terminates this Agreement immediately upon written notice to PartnerRe Asia in the event of the sale or transfer of a majority of PartnerRe Asia’s stock to an entity not affiliated with PartnerRe; or (iv) PartnerRe Asia achieves a rating of at least A+ from one or more rating agencies without reliance upon this Agreement.

This Agreement may be amended at any time by written amendment or agreement signed by all of the parties hereto.

In the event PartnerRe decides to either amend or terminate this Agreement as provided herein, PartnerRe shall provide written notice to PartnerRe Asia’s Compliance Manager within ten (10) days, at the address set forth below:

6.    NOTICES. Any notice, instruction, request, consent, demand, or other communication required or contemplated by this Agreement shall be communicated in writing and addressed as follows:

If to PartnerRe:    PartnerRe Ltd.
Wellesley House South, 5th Floor
90 Pitts Bay Road
Pembroke HM 08

Bermuda

If to PartnerRe Asia:    Partner Reinsurance Asia Pte. Ltd.
9 Raffles Place
#19-20 Republic Plaza II
Singapore, 048619

7.             ARBITRATION. All unresolved differences of opinion or all and any disputes between PartnerRe and PartnerRe Asia including its formation and validity shall be submitted to arbitration. The seat of the arbitration shall be Bermuda. The governing law of the arbitration shall be Bermuda. The arbitration shall be conducted in accordance with The Bermuda International Conciliation and Arbitration Act 1993.

In the event that the parties cannot agree on the appointment of arbitrators, who shall be persons with not less than ten years' experience of insurance or reinsurance as persons engaged in the industry itself (including those who have retired) or as lawyers or other professional advisers, the arbitrators shall be appointed by the nominating committee for the time being of the Chartered Institute of Arbitrators Bermuda Branch.

8.             SUCCESORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, executors, administrators, successors and permitted assigns.
9.            COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts , including counterparts delivered by facsimile or such electronic or digital format or otherwise, each of which shall constitute an original document, and all of which taken together shall constitute one and the same instrument. A party providing its signature by facsimile, or such electronic or digital format or otherwise shall promptly forward to the other party an original of the executed copy of this Agreement which was so delivered by facsimile or other means.
10.             GOVERNING LAW. This Agreement shall be governed by the laws of Bermuda.

IN WITNESS WHEREOF this Agreement has been entered into on the date first above written

PartnerRe Ltd.

By: ______________________________

Name: _Marc Wetherhill____________

Title: _Chief Legal Counsel_______

Partner Reinsurance Asia Pte. Ltd.

By: _______________________            By: _______________________

Name: Alain Flandrin_______             Name: Ow Ming____________

Title: CEO___________________ Title: CFO___________________

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